SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Celltech Group plc

(Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

208 Bath Road, Slough, Berkshire, SL1 3WE, England

(Address of Principal Executive Offices) (Zip Code)

Celltech Group plc

Celltech Chiroscience Savings Related Share Option Scheme 1999

(Full title of the plan)

John A.D. Slater

Company Secretary

Celltech Group plc

208 Bath Road

Slough,

Berkshire SL1 3WE

England

(Name and address of agent for service)

011-44-1753-534-655

(Telephone number, including area code, of agent for service)

Copy to:

Brian D. Beglin, Esq.

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022-4689

(212) 705-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Celltech Group plc Ordinary Shares, nominal value 50p per share	2,000,000	$5.07	$10,140,000.00	$820.33

(1)	The number of Ordinary Shares of Celltech Group plc (the “Company”), nominal value 50p per share (“Ordinary Shares”), being registered represents the number of shares that may be issued in respect of options for Ordinary Shares that may be issued under the Company’s Celltech Chiroscience Saving Related Share Option Scheme 1999 (the “Company Scheme”). This Registration Statement is being filed to register 2,000,000 Ordinary Shares that may be issued under the Company Scheme. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Company Scheme.
(2)	The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. It is based on the offering price of $5.07 per share which is the average of the high and low prices for Ordinary Shares quoted on the London Stock Exchange on September 9, 2003 and using an exchange rate of £1.00 to $1.5909 (which was the noon buying rate in New York City for cable transfers payable in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 9, 2003).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents incorporated by reference in Item 3 of Part II of this Registration Statement are also incorporated by reference in the Section 10(a) prospectus and such documents, along with any other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act, are available to all participants in the Company Scheme at no charge upon written or oral request directed to: The Company Secretary, Celltech Group plc, 208 Bath Road, Slough, Berkshire SL1 3WE.

PART III

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Celltech Group plc (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F, No. 1-10817, for the fiscal year ended December 31, 2002, filed with the Commission on June 30, 2003;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2002; and

(c) The description of the Registrant’s Ordinary Shares of 50 pence per share and the Registrant’s ADSs contained in the Registrant’s Report on Form 6-K, dated September 22, 2000, furnished to the Commission on September 25, 2000.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

(a) Article 125 of the Company’s Memorandum and Articles of Association provides:

Subject to the provisions of and to the extent permitted by the Statutes, every director or other officer (excluding an auditor) of the Company shall be indemnified out of the assets of the Company against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office but:

(1)	this indemnity shall not apply to any liability to the extent that it is recovered from any other person; and

(2)	the indemnity is subject to such officer taking all reasonable steps to effect such recovery, to the extent that the indemnity shall not apply where an alternative right of recovery is available and capable of being enforced.

Accordingly, the Company’s Memorandum and Articles of Association does not provide indemnification for an auditor of the Company.

(b) Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides:

310.	PROVISIONS EXEMPTING OFFICERS AND AUDITORS FROM LIABILITY

(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

(b)	from indemnifying any such officer or auditor against any liability incurred by him;

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)	in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

(c) Section 727 of the Companies Act 1985 provides:

727.	POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

(d) The Registrant, with approval of the Registrant’s board of directors, maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Description

4.1	Memorandum and New Articles of Association of the Registrant (filed herewith)

4.2	Second Amended and Restated Deposit Agreement, dated as of January 25, 2000, among the Registrant, The Bank of New York, as Depositary, and the holders, from time to time, of ADRs issued thereunder; including the form of ADR (incorporated by reference to Exhibit A to the Registrant’s Registration Statement on Form F-6 (File No. 33-38186))

4.3	Rules of the Celltech Group plc Celltech Chiroscience Savings Related Share Option Scheme 1999, as adopted on July 22, 1999, and as supplemented on January 29, 2003 (filed herewith)

5.1	Opinion of Allen & Overy, English advisors to the Registrant, as to the legality of the securities being registered (filed herewith)

Exhibit No.	Description

23.1	Consent of KPMG Audit Plc, independent auditor (filed herewith)

23.2	Consent of Ernst & Young LLP, independent auditors (filed herewith)

23.3	Consent of Allen & Overy (included in the opinion filed as Exhibit 5.1)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Slough, Berkshire England, on September 11, 2003.

CELLTECH GROUP PLC

By:	/s/ PETER V. ALLEN
Peter V. Allen
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated above.

SIGNATURE	CAPACITY

/s/ DR. GÖRAN ANDO Dr. Göran Ando	Group Chief Executive and Executive Director (Principal Executive Officer)

/s/ PETER V. ALLEN Peter V. Allen	Chief Financial Officer and Executive Director (Principal Accounting Officer)

/s/ DR. MELANIE G. LEE Dr. Melanie G. Lee	Research and Development Director and Executive Director

/s/ SIR TOM BLUNDELL Sir Tom Blundell	Director

/s/ PROFESSOR CHRIS R.W. EDWARDS Professor Chris R.W. Edwards	Director

SIGNATURE	CAPACITY

/s/ DR. MARVIN E. JAFFE Dr. Marvin E. Jaffe	Director

/s/ MICK G. NEWMARCH Mick G. Newmarch	Director

/s/ DR. PETER READ Dr. Peter Read	Director

/s/ PETER CADBURY Peter Cadbury	Director

/s/ PHILIP ROGERSON Philip Rogerson	Director

/s/ DONALD PUGLISI Donald Puglisi	Puglisi & Associates, Authorized Representative in the United States

/s/ DR. PETER J. FELLNER Dr. Peter J. Fellner	Chairman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and New Articles of Association of the Registrant (filed herewith)

4.2	Second Amended and Restated Deposit Agreement, dated as of January 25, 2000, among the Registrant, The Bank of New York, as Depositary, and the holders, from time to time, of ADRs issued thereunder; including the form of ADR (incorporated by reference to Exhibit A to the Registrant’s Registration Statement on Form F-6 (File No. 33-38186))

4.3	Rules of the Celltech Group plc Celltech Chiroscience Savings Related Share Option Scheme 1999, as adopted on July 22, 1999 and as supplemented on January 29, 2003 (filed herewith)

5.1	Opinion of Allen & Overy, English advisors to the Registrant, as to the legality of the securities being registered (filed herewith)

23.1	Consent of KPMG Audit Plc, independent auditor (filed herewith)

23.2	Consent of Ernst & Young LLP, independent auditors (filed herewith)

23.3	Consent of Allen & Overy (included in the opinion filed as Exhibit 5.1)